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Exhibit 99.1

Corporate Conceptus Gregory Lichtwardt, CFO (650) 628-4791 glichtwardt@conceptus.com	Investor Relations Lippert/Heilshorn & Associates Kim Sutton Golodetz (212) 838-3777 kgolodetz@lhai.com
Bruce Voss (310) 691-7100 bvoss@lhai.com
Media Conceptus Rebecca Squires (650) 628-4909 Rebecca_Squires@conceptus.com

CONCEPTUS REPORTS SALES UP 94% IN THIRD QUARTER
Raises full year financial guidance

        SAN CARLOS, Calif. (October 27, 2005)—Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® non-incisional permanent birth control system, today reported financial results for the three months ended September 30, 2005.

        Net sales for the third quarter of 2005 were $5.5 million, up 94% compared with net sales of $2.8 million for the third quarter of 2004 and up 9% compared with net sales of $5.0 million for the second quarter of 2005. These results exceeded the Company's third quarter net sales guidance range of $5.0 million to $5.2 million.

        The net loss for the third quarter of 2005 was $5.0 million, or $0.18 per share, a reduction from the net loss for the third quarter of 2004 of $6.3 million, or $0.25 per share, and from the net loss for the second quarter of 2005 of $6.0 million, or $0.24 per share. The net loss for the third quarter of 2005 was lower than the Company's third quarter guidance range of $6.0 million to $6.2 million.

        "This has been a remarkably strong quarter for Essure product sales with August and then September being record months," said Mark Sieczkarek, president and chief executive officer of Conceptus. "U.S. net sales were up 16% quarter to quarter and continue to respond favorably to the additions in our sales force which has doubled since the beginning of the year. With 349 physicians entering preceptorship during the quarter, we now have 2,531 doctors performing Essure procedures. Most importantly, certified physician utilization continues to increase with the significant improvements in reimbursement."

        International sales accounted for 29% of the units shipped during the third quarter of 2005, and worldwide average selling prices increased 11% due to channel mix when compared with the second quarter of 2005.

        Gross profit for the third quarter of 2005 was $3.5 million, or 64% of net sales. This compares favorably with gross profit for the third quarter of 2004 of $1.3 million, or 45% of net sales, and gross profit for the second quarter of 2005 of $2.9 million, or 58% of net sales. The increase in gross margin is related to increases in the worldwide average selling prices, higher sales volumes (related to the year-to-year comparison) and lower product costs associated with product improvements and the outsourcing of production in early 2004.

        Research and development expenses were $1.1 million for the third quarter of 2005, compared with $1.0 million for the third quarter of 2004 and $0.9 million for the second quarter of 2005. Research and development expenditures fluctuate in relation to product development, clinical affairs and regulatory expenses.

        Selling, general and administrative expenses were $7.6 million for the third quarter of 2005, up from $6.7 million for the third quarter of 2004 and down from $8.2 million for the second quarter of 2005. The year-over-year increase was primarily due to selling expenses associated with the Company's expanded field sales force, and higher costs for Sarbanes-Oxley compliance. The quarter to quarter decrease is primarily attributable to the termination of the Gynecare agreement.

        Cash, cash equivalents, short-term investments and restricted cash were $37.0 million as of September 30, 2005, compared with $32.3 million as of December 31, 2004 and $19.8 million as of June 30, 2005. During the third quarter of 2005, the Company raised $23.0 million in gross proceeds from a private placement of equity. For the third quarter of 2005, the Company's cash burn was $5.7 million, compared with $5.7 million for the third quarter of 2004 and $4.6 million for the second quarter of 2005. Although the Company reduced its net loss, its cash burn was comparable year over year due to an increase in expenditures in the current quarter associated with manufacturing tooling and improvements to the company's website, which were recorded as a fixed asset. The Company's websites are used extensively as a marketing and information tool for women seeking more information about permanent, non-surgical birth control and for referrals to physicians certified to perform the Essure procedure.

        "In addition to achieving solid financial results during the quarter, we have strengthened our balance sheet with the financing and received FDA approval to terminate the required post-approval study of placement rates earlier than originally scheduled," Mr. Sieczkarek continued. "Our near-term focus continues to be on building our sales force to drive utilization and marketing the advantages of the Essure procedure performed only under local anesthesia. Everyone benefits when the Essure procedure is performed on a patient who is awake, and we are prepared to drive this paradigm shift for physicians."

        For the nine months ended September 30, 2005, Conceptus reported net sales of $14.4 million, up 80% over net sales of $8.0 million during the comparable nine-month period in 2004. The net loss for the first nine months of 2005 of $17.4 million, or $0.67 per share, compares favorably with the net loss of $19.6 million, or $0.80 per share, for the first nine months of 2004.

Financial Guidance

        The Company also announced financial guidance for the fourth quarter of 2005, and raised full-year 2005 net sales and lowered full-year 2005 net loss guidance.

        Conceptus expects net sales in the fourth quarter to be $6.0 million to $6.2 million and net sales for the full year to be $20.4 million to $20.6 million. This full-year net sales range compares with previous guidance of $19.0 million to $20.0 million issued on July 27, 2005. Operating expenses for the fourth quarter are estimated to be between $9.3 million and $9.5 million. The net loss for the fourth quarter is expected to be $5.1 million to $5.2 million, and the full-year net loss guidance is lowered to $22.5 million to $22.6 million, or $0.84 to $0.85 per share, which includes the impact of the additional shares issued for the recent financing. This full-year net loss range compares with previous guidance for a net loss of $23.0 million to $24.0 million, or $0.90 to $0.94 per share.

Conference Call

        Management will host an investment-community conference call beginning at 4:30 p.m. Eastern Time today to discuss these results and to answer questions. To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website, www.conceptus.com. A replay will be available on the website for 14 days.

        A telephone replay will be available from 7:30 p.m. Eastern Time October 27, 2005 through 11:59 p.m. Eastern Time on October 29, 2005 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 1259310.

About the Essure® Procedure

        The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. The Essure procedure is 99.80% effective after four years of follow-up. The Essure procedure has been demonstrated in a small portion of the women undergoing clinical studies to be 99.74% effective based on 5 years of follow-up. Five year follow-up of all patients in clinical trials is ongoing

About Conceptus

        Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide. The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

        Additional information about the Essure procedure is available at www.essure.com or by calling the EssureInformation Center at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

        Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding fourth quarter and full year 2005 results, building the sales force, increasing utilization and physicians entering preceptorship, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company's most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to Follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$5,499	$2,840	$14,402	$7,990
Cost of goods sold	1,999	1,559	5,828	5,355

Gross profit	3,500	1,281	8,574	2,635

Operating expenses:
Research and development	1,145	1,045	3,020	3,249
Selling, general and administrative	7,618	6,734	23,568	19,403

Total operating expenses	8,763	7,779	26,588	22,652
Operating loss	(5,263)	(6,498)	(18,014)	(20,017)
Interest and other income, net	260	158	611	368

Net loss	$(5,003)	$(6,340)	$(17,403)	$(19,649)

Basic and diluted net loss per share	$(0.18)	$(0.25)	$(0.67)	$(0.80)

Shares used in computing basic and diluted net loss per share	27,218	25,304	26,046	24,540

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2005	December 31, 2004
Cash, cash equivalents, short-term investments and restricted cash	$37,001	$32,271
Accounts receivable, net	3,477	2,067
Inventories, net	3,711	2,022
Other current assets	734	937

Total current assets	44,923	37,297
Property and equipment, net	1,949	1,322
Intangible assets, net	1,600	1,750
Other assets	1,701	1,808

Total assets	$50,173	$42,177

Total liabilities	6,616	5,183

Common stock and additional paid in capital	244,289	220,323
Accumulated deficit	(200,732)	(183,329)

Total stockholders' equity	43,557	36,994

Total liabilities and stockholders' equity	$50,173	$42,177

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CONCEPTUS REPORTS SALES UP 94% IN THIRD QUARTER Raises full year financial guidance
Conceptus, Inc.
Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)
Conceptus, Inc. Condensed Consolidated Balance Sheets (Unaudited) (In thousands)